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                             SUNAMERICA INCOME FUNDS

                  Designation of Shares of Beneficial Interest

     The undersigned, being the Secretary of SunAmerica Income Funds (hereinafter referred to as the "Trust"), a trust with transferable shares of the type commonly called a Massachusetts business trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by
Section 6.1 of the Declaration of Trust, dated April 24, 1986, as amended from time to time, (hereinafter, as so amended, referred to as the "Declaration of Trust"), and by the affirmative vote of the entire Board of Trustees of the Trust, the following is hereby authorized:

               That the SunAmerica Diversified Income Fund shall be renamed "SunAmerica Strategic Bond Fund."

               The actions contained herein shall be effective on September 10, 2002.


                                             By: /s/ Peter E. Pisapia
                                                --------------------------------
                                                Name:  Peter E. Pisapia
                                                Title: Vice President and
                                                       Assistant Secretary